Job Offer Letter


April 22, 1998

Gerard Dorsey


Dear Rod:

I am pleased to offer you of the position of Chief Financial Officer of Intelligroup, Inc., subject to the Offer Contingency below. This Offer contains the provisions of the Employment Agreement that was referenced in our offer to you of April 9,1998

Offer Contingency:

This offer, including this letter, is contingent on your having no conflicting obligations that would prevent you from working for Intelligroup (please see Paragraph 1.3 of the enclosed Employment Agreement).

Compensation: Your remuneration will be equivalent to a cash compensation of $252,700, consisting of a Base compensation at the annual rate of US $190,000 gross per year, a non-recoverable draw of $18,000, and eligibility for an initial annual CFO executive bonus of $62,700 (less the $18,000 draw). The formula for your CFO executive bonus would be as follows:


[33% of the Base Compensation] times [Intelligroup revenue attainment divided by the Intelligroup Board revenue target] times [Intelligroup Net Income divided by Intelligroup Board Net Income target to a maximum of ratio of 1.5] less [that part of the $18,000 draw paid at the time of the calculation]. As an illustration: 190,000 x .33 = 62,700 x 1.085 [130,000,000/119,885,283] x 1.045
[8,500,000/8,134,758 = $71,091 - (x/12 x $18,000)

In addition, this offer includes the following:

Current Benefits: Term Life Insurance for you in the amount of $100,000. Dental and Health Insurance through a group medical plan, currently Pro-Net will be provided by Intelligroup, Inc. for you (and your family if desired) for a relatively small monthly employee contribution, currently $50.00.

Vacation: You are allowed 15 days per year to be used as sick or vacation days.

401(k): Eligibility for participation in Company 401(k) Employee Retirement Plan in accordance with Company guidelines.

The Board has indicated that it will approve a grant of 100,000 options, subject to the provisions of the 1996 Plan, at the fair market value price at the time of actual start of employment.

Severance compensation for termination at the will of the Company or a successor, initially equivalent to twelve months Base compensation, but decreasing by one month for each month of employment until the end of six months of employment, at which time the severance compensation will remain equivalent of six months of Annual Base Compensation.




This offer supersedes all earlier job offers made to you and will be solely governed by the provisions of the enclosed Employment Agreement. Nothing in any past, present or future Company's employee policy guidelines or handbooks that may be distributed either to you or to the Company's employees, in general, shall be construed to be part of this offer.


Sincerely,



----------------

Ashok Pandey
President - Corporate Services


I have read the provisions of the Employment Agreement and I accept the above offer.



-----------------
Gerard Dorsey

                              EMPLOYMENT AGREEMENT

                                    Between:

                               INTELLIGROUP, INC.

                                       and

                                  Gerard Dorsey






PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT DESCRIBES THE BASIC LEGAL AND ETHICAL RESPONSIBILITIES THAT YOU ARE REQUIRED TO OBSERVE AS AN EMPLOYEE EXPOSED TO HIGHLY SENSITIVE TECHNOLOGY AND STRATEGIC INFORMATION IN PERFORMING YOUR DUTIES. THE COMPANY BELIEVES THAT THIS AGREEMENT STRIKES A FAIR BALANCE BETWEEN ITS INTERESTS AND YOUR NEEDS AND EXPECTATIONS.

                              EMPLOYMENT AGREEMENT


         This Employment Agreement is effective on April 22, 1998 between Intelligroup, Inc., a New Jersey Corporation with offices at 517 Highway 1 South, Fifth Floor, Iselin, New Jersey 08830 (the "Company"); and Gerard Dorsey (the "Employee").


                                   STATEMENTS

         A. The Company is engaged in the business of the development and/or implementation of computer software and other technology products for its customers.

         B. The Employee has education and experience which would be useful to the Company in its business.

         C. It is in the Company's best interest to secure the services of the Employee and the Employee's specialized knowledge and unique capabilities with respect to the business of the Company.

         D. The Company and the Employee wish to set forth in writing the terms and conditions of the employment of the Employee.

         NOW, THEREFORE, the parties agree as follows:


                              ARTICLES OF AGREEMENT


                              ARTICLE 1. EMPLOYMENT

         1.1 The Company agrees to employ the Employee as Chief Financial Officer and the Employee accepts such employment by the Company on the terms and conditions set forth in this Agreement. The Employee agrees to serve the Company faithfully in this capacity, the duties and responsibilities of which may change from time to time. The Employee understands that the location at which such duties are to be rendered is subject to change at the discretion of Company management.

         1.2 The Employee agrees to devote the Employee's entire energy and full and undivided time and attention during the expected working hours of the Employee exclusively to the business of the Company unless the Company otherwise consents in its sole discretion as evidenced by a writing signed by a Company Executive Officer. The Employee under no circumstances may work for a competitor of the Company or have any financial interest in any competitor of the Company; provided, however, that this Agreement does not prohibit investment of a reasonable part of the Employee's assets in the stock or securities of any competitor whose stock or securities are traded on a national exchange, provided that this investment does not result in his collectively owning beneficially at any one time one percent (1%) or more of the equity of any company engaging in activities that are in competition with the Company or its affiliates.

         1.3 The Employee agrees and represents to the Company that the Employee is not subject to any existing contract which would affect or impede the Employee's ability to perform in accordance with the terms of this Agreement, including, by way of example, any restrictive covenants of past employers that would prohibit the Employee's acceptance of the terms of this Agreement. The Employee agrees not to disclose to the Company any confidential information or trade secrets of others for which he may be under an obligation to a third party not to disclose. The Employee also agrees not to breach any on-going fiduciary duty still owed to a previous employer nor to appropriate any trade secrets obtained while in the employ of such previous employer.

         1.4 The Employee hereby acknowledges that he/she is in a position of trust in performing services for the Company and its clients, including but not limited to obtaining access to confidential and trade secret information. The Employee represents and warrants that he/she has no criminal felony convictions involving drugs, theft or violent behavior within the past five (5) years.
Furthermore, the Employee expressly authorizes the Company or its agents to conduct criminal background check to verify his/her above-stated representations.


                             ARTICLE 2. COMPENSATION

         The Employee's initial compensation is specified in the Job Offer Letter attached to this Agreement. Unless otherwise agreed, the Employee's Base Compensation is payable in accordance with the customary payroll practices of the Company.


                           ARTICLE 3. FRINGE BENEFITS

         The Employee has the right to participate in such fringe benefit plan of any nature (including medical, dental and term life insurance, pension plans, profit-sharing plans or other as specified in the Job Offer Letter) as the Board of Directors shall determine from time to time is available for the same level of employees. The Company reserves the right to amend or reduce its benefit plans or programs in its discretion.

                              ARTICLE 4. VACATIONS

         The Employee is entitled to such paid vacation as specified in the Job Offer Letter.

                      ARTICLE 5. REIMBURSEMENT OF EXPENSES

         The Company recognizes the Employee may make certain expenditures for travel, entertainment and other business related expenses necessary to carry out the Employee's duties under this Agreement. If consistent with the budget plan and the Company's approved practices relating to the budget, the Company agrees to reimburse the Employee promptly for all such expenses upon presentation of proper evidence of payment.

                                 ARTICLE 6. TERM

         6.1 The term of this Agreement is at will. The actual start date is approximately mid-May 1998 and will be confirmed in a writing signed by the parties contemporaneously with or subsequent to the actual commencement.

         Nothing in this Agreement shall be construed to prevent or constrain the discretion of the Company's Board of Directors from removing the Employee as an officer of the Company for any reason or no reason,

         Should the Company (or any successor in the event there is a change in control of the Company) terminate this Agreement without cause as set forth in paragraph 6.4, in addition to reimbursement for any expenses already incurred and owing in accordance with Article 5, the Company shall pay to the Employee, as the Employee's sole remedy for such termination, the severance set forth in the Job Offer Letter attached to this Agreement:

         Cause for Termination shall include but is not limited to the following conduct of the Employee:

         Material breach of any provision of this Employment Agreement, provided the Employee is given notice and opportunity to cure such breach if the breach is of a nature amenable to cure within a reasonable time without prejudice to the Company's interests.

         Misconduct as an employee of the Company, including but not limited to misappropriation of funds or any property of the Company, any attempt to obtain any personal profit from any transaction in which the Employee has an interest that is adverse to the Company or any breach of the duty of loyalty and fidelity to the Company, or any act or omission that substantially impairs the Company's ability to conduct its ordinary business in its usual manner.

         Unreasonable neglect or any refusal to perform the duties assigned to the Employee under or pursuant to this Employment Agreement.

         The failure of the Employee to meet his performance goals for at least two quarters, which goals were set forth in a writing by Management in the normal course of business in light of the Company business plans and the Company Budget approved by the Board, or if there is no specific writing setting forth such goals, then based upon the budget that includes revenue and profitability targets for the Company function that the Employee manages.

         Conviction of a felony or any serious crime.

         Any other Employee act or omission which subjects the Company or any or its affiliates to public disrespect, scandal, or ridicule or causes the Company to be in violation of governmental regulations that subject the Company either to sanctions by governmental authority or to civil liability to its employees or third parties.

         To the extent permissible under applicable law, the inability of the Employee to perform his functions, other than due to a short-term disability due to physical health problems lasting more than 90 calendar days.

         Resignation of the Employee unless with the consent of the Company in a writing that references the continued applicability of the payment provisions of paragraph 6.3.1 of this Agreement.

         The death of the Employee.


                           ARTICLE 7. CONFIDENTIALITY

         7.1 The Company has acquired and developed, and will continue to acquire and develop, without limitation, technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, systems and procedures, computer programs, methods, ideas, "know how" and the like), business information (sales and marketing research, materials, plans, accounting and financial information, credit information on customers, lists containing the names, addresses and business habits of customers, sales reports, price lists, personnel records including names and addresses of Intelligroup employees, contractors, and subcontractors and the like) whether or not designated as confidential and other information designated as confidential expressly or by the circumstances in which it is provided (all of the foregoing is referred to as the "Proprietary Information"). This excludes common and generic information as set forth by federal and state law or generally known in the industry through no fault of the Employee.

         7.2 The Proprietary Information is confidential, important, and unique to the Company's business. The Company and the Employee acknowledge the Proprietary Information represents trade secrets of the Company.

         7.3 For the Company to protect the Proprietary Information properly, the Employee recognizes it is essential that confidentiality be maintained by the Employee and that certain restrictions be imposed upon the Employee during the course of employment and continuing.

         7.4 The Employee agrees to keep all Proprietary Information confidential. The Employee agrees to refrain from communicating or divulging any of the Proprietary Information to any person, firm or corporation or to use the proprietary information for any purpose other than a Company purpose during the term of employment and at all times following the termination of this Agreement for any reason whatsoever.

         7.5 The Company has acquired, and during the Term the Employee will acquire much similar information about the business of the Company's customers or other parties (such as a licensor or contractor) with whom the Company does business under circumstances requiring confidentiality. The Employee agrees to treat the information acquired about the Company's customers and licensors at least in the same manner and under the same restrictions of this Article 7 or in a manner contractually required by any such customer or third party to provide greater security to such customer or third party.

         7.6 Notwithstanding the foregoing restrictions, the Employee may disclose any information to the extent required by an order of any U.S. federal or state court or other federal or state governmental authority, but only after the Company or its clients or contractors, as the case may be, have been so notified and have had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

         7.7 Upon the request of the Company or upon the termination of this Agreement, the Employee will cause to remain with the Company all memoranda, notes, records, drawings, manuals, disks, or other documents and media pertaining to the Company's business, including all copies of such.

         7.8 The provisions of this Article 7 shall survive the Termination of this Agreement.


                        ARTICLE 8. RESTRICTIVE COVENANT;
                          NONINTERFERENCE WITH CUSTOMER
                         AND COMPANY PERSONNEL RELATIONS

         8.1 The Employee, recognizing the high level of trust and authority and the unique access to Company Proprietary Information to which he is being afforded by the Company, in exchange covenants and agrees that he will not during the term of employment and for a period of two years thereafter, on behalf of himself or on behalf of any other person or business entity or enterprise directly or indirectly as an employee, proprietor, stockholder, partner, consultant or otherwise, engage in any business or activity competitive with the business activities or the Company or its affiliates as they now are or hereafter undertaken by the Company.

         8.2 The Employee further covenants and agrees that during the term of employment and for a period of two years following the termination of employment for any reason or no reason, the Employee shall not directly or indirectly do any of the following without the consent of a Company executive, ratified by the Board of Directors:

         8.2.1 Solicit or accept any business similar to that provided by the Company from a person, firm or corporation that is a customer of the Company during the time the Employee is employed by the Company; and

         8.2.2 Solicit or accept any business similar to that provided by the Company from any person, firm or corporation that is a prospective customer of the Company (based on Company prospect reports) during the term of employment.

         8.2.3 Solicit, persuade, induce, entice or attempt to entice, directly or indirectly or in aid of a third party, any employee or individual contractor of the Company to terminate his or her employment or contractual relationship with the Company.

         8.2.4 Solicit, persuade, induce, entice or attempt to entice, directly or indirectly or in aid of a third party, any customer of the Company to terminate its business relationship with the Company. For the purpose of this paragraph, such customer shall include as well firms, companies or other business entities that have been customers of the Company within the 12 months preceding Employee's termination but may not be actual customers at the time of termination.

         8.3 The restrictions of this Article 8 shall survive the termination of this Agreement.


                         ARTICLE 9. REMEDIES OF COMPANY

         9.1  The  Employee   acknowledges  the  restrictions  imposed  by  this
Agreement are reasonable and are necessary to protect the legitimate business interests of the Company.

         9.2 If the Employee breaches or threatens to breach any of the restrictions imposed by this Agreement, the Employee agrees the Company would suffer irreparable harm for which money would be an inadequate remedy. Accordingly, the Employee agrees that the Company has the right to obtain injunctive or other equitable relief in addition to any other available remedies and the Company shall have the additional right to recover from the Employee court costs and reasonable attorneys fees incurred by the Company in protection of its interests hereunder.


                           ARTICLE 10. BINDING EFFECT

         This Agreement is not assignable by the Employee; nor may the obligations of the Employee be delegated to any person or other entity. The Company may assign this Agreement without the consent of the Employee to a subsidiary of the Company, to an entity which is acquired by the Company, to an entity that acquires the Company, or to an entity with which the Company merges.

                       ARTICLE 11. INVENTIONS, TRADEMARKS,
                         PATENTS AND OTHER WORK PRODUCTS

         11.1 Unless otherwise authorized in writing by the Company and to the extent the Employee generates works of authorship, copyrights, inventions, trademarks, trade dress or other such work products dealing with the nature of the Company's business (collectively the "Works") during the terms of employment by the Company, or uses the premises, facilities or time of the Company to create or fix the Works, the Employee shall and hereby does convey, assign and transfer ownership to the Company of all right, title and interest in and to all the Works throughout the world, including but not limited to any and all copyright, patent, trademark and trade dress rights. Whenever permitted by law, the Company shall have the exclusive right to obtain copyright, patent and/or trademark registration or other protection in the Works in its own name as inventor, author and owner and to secure any renewals and extensions of such rights throughout the world.

         11.2 The Employee hereby acknowledges that the Employee retains no rights whatsoever with respect to the Works, including but not limited to any rights to reproduce the Works, prepare derivative works based thereon, file copyright or trademark applications for the Works, distribute copies of the Works in any manner whatsoever, exhibit, use or display the Works publicly or otherwise, or license or assign to any third party the right to do any of the foregoing, except as otherwise authorized in writing by the Company.

         11.3 The Employee agrees to execute any documents as may be reasonably required by the Company to effect the Company's ownership rights as provided herein or to otherwise further the purpose of this Agreement.

         11.4 The Company shall be entitled to a shop right with respect to any of the Works created by the Employee that is not assignable to the Company under the terms of this Agreement. In the event of termination, expiration or invalidation of this Agreement by statutory construction, judicial interpretation or other means, Employee agrees that the Company has absolute rights of first refusal to acquire any remaining portion or extension of the copyright term in the Works.

                      ARTICLE 12. AMENDMENTS AND NON-WAIVER

         This Agreement, including this Article 12, may only be changed or amended by a written agreement signed by a Company Executive Officer and the Employee. A waiver by the Company of a breach of any provision of this Agreement by the Employee is not to be construed as a waiver of any other current or subsequent breach.

                          ARTICLE 13. ENTIRE AGREEMENT

         This Agreement, together with the initial compensation, fringe benefits, and vacation time set forth in the Job Offer letter to which this Agreement is attached, contains the entire understanding of the parties with respect to the matters set forth herein. Each party acknowledges that there are no warranties, representations, promises, covenants or understandings of any kind except those that are expressly set forth in this Agreement.
This Agreement supersedes any previous agreements between the parties.

                               ARTICLE 14. NOTICES

         All notices under this Agreement shall be made in writing and shall be deemed given when (1) delivered in person, (2) deposited in the U.S. mail, first class, with proper postage prepaid and properly addressed, or (3) delivered by an overnight or other express delivery service carrier, or (4) sent through the interoffice delivery service of Employer, if the Employee is still employed by the Company at the time.

                   ARTICLE 15. GOVERNING LAW AND JURISDICTION

         This Agreement is governed by and is to be construed and enforced in accordance with the laws of New Jersey as though made and to be fully performed in New Jersey (without regard to the conflicts of law rules of New Jersey). All disputes arising under this Agreement are to be resolved in the courts of the State of New Jersey. If any party desires to commence an action to enforce any provision of this Agreement, such action must be instituted in the appropriate New Jersey court. The parties consent to the jurisdiction of the New Jersey courts. The parties agree that the courts of the State of New Jersey are to have exclusive jurisdiction over this Agreement. The parties agree that service of any process is effective if served in the manner that a Notice may be served pursuant to this Agreement.

                            ARTICLE 16. SEVERABILITY

         The invalidity or unenforceability of any provision of this Agreement does not in any manner affect any other provision. If any provision is determined to be invalid or unenforceable, this Agreement is to be construed as if the invalid or unenforceable provision was omitted.

         IN WITNESS WHEREOF, the parties have signed this Agreement.

                                               INTELLIGROUP, INC.


                                               By:/s/ Ashok Pandey
                                                  ------------------------------
                                                  Ashok Pandey
                                                  President - Corporate Services


                                               By:/s/ Gerard Dorsey
                                                  ------------------------------
                                                  Gerard Dorsey